As filed with the Securities and Exchange Commission on November 4, 2024

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUNDHOUND AI, INC.

(Exact name of registrant as specified in charter)

Delaware	86-1286799
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5400 Betsy Ross Drive Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

SoundHound AI, Inc. 2024 Employment Inducement Incentive Award Plan
(Full Title of the Plan)

Dr. Keyvan Mohajer

SoundHound AI, Inc.

5400 Betsy Ross Drive

Santa Clara, CA 95054

(Name and Address of Agent For Service)

(408) 441-3200

Telephone Number, Including Area Code of Agent For Service.

Copy to:

Douglas Ellenoff, Esq.

Matthew Bernstein, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement is being filed by SoundHound AI, Inc., a Delaware corporation (the “Registrant”, the “Company”, “us”, “our”, or “we”), for the purpose of registering 6,000,000 shares of our Class A Common Stock, par value $0.0001 per share (the “Common Stock”) reserved for issuance under the SoundHound AI, Inc. 2024 Employment Inducement Incentive Award Plan (the “2024 Inducement Plan”) to employees of the Company as an inducement material to entry into employment with the Company, in accordance with Nasdaq Listing Rule 5635(c)(4). The 2024 Inducement Plan was approved by the Compensation Committee of the Company’s Board of Directors on August 6, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registration Information and Employee Plan Annual Information.*

* The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the 2024 Inducement Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)	our Annual Report on Form 10-K for the year ended December 31, 2023;

(ii)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed with the Commission on May 10, 2024 and August 9, 2024, respectively;

(iii)	our Definitive Proxy Statement on Schedule 14A filed on April 30, 2024;

(iv)	our Current Reports on Form 8-K and Form 8-K/A dated January 3, 2024, April 10, 2024, June 10, 2024, June 14, 2024, June 27, 2024, August 8, 2024, and October 22, 2024; and

(v)	the description of our Common Stock contained in Exhibit 4.5 to Form 10-K.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Corporate Secretary, c/o SoundHound AI, Inc., at 5400 Betsy Ross Drive, Santa Clara, CA 95054. Our telephone number is (408) 441-3200. Information about us is also available at our website at http://www.soundhound.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Officers and Directors

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Amended and Restated Certificate of Incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Bylaws provide that:

●	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our Amended Bylaws are not exclusive.

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide for the indemnification provisions described above and elsewhere herein. We have entered or will enter into, and intend to continue to enter into, separate indemnification agreements with our directors and certain of our officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The Registrant has purchased and currently intends to maintain insurance on behalf of each and every person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this Registration Statement.

EXHIBIT INDEX

Exhibit
Number	Description

4.1*	SoundHound AI, Inc. 2024 Employment Inducement Incentive Award Plan
4.2*	Form of Restricted Stock Unit Agreement.
4.3*	Form of Stock Option Award Agreement.
5.1*	Opinion of Ellenoff Grossman & Schole LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Armanino LLP
23.3*	Consent of Ernst & Young LLP
23.4*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
24	Powers of Attorney (included on signature page)
107*	Calculation of Filing Fees Table

*	Filed or furnished herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 4, 2024.

SoundHound AI, Inc.

/s/ Dr. Keyvan Mohajer
Name:	Dr. Keyvan Mohajer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Keyvan Mohajer his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Dr. Keyvan Mohajer	Chief Executive Officer and Director	November 4, 2024
Dr. Keyvan Mohajer	(Principal Executive Officer)

/s/ Nitesh Sharan	Chief Financial Officer	November 4, 2024
Nitesh Sharan	(Principal Financial and Accounting Officer)

/s/ James Hom	Director	November 4, 2024
James Hom

/s/ Dr. Eric Ball	Director	November 4, 2024
Dr. Eric Ball

/s/ Larry Marcus	Director	November 4, 2024
Larry Marcus

/s/ Diana Sroka	Director	November 4, 2024
Diana Sroka